Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces Higher Private Pay Occupancy and Continued Strong Margins in the 2009 Third Quarter
MENOMONEE FALLS, WISCONSIN November 9, 2009
Highlights:
•	Average private pay occupancy for the third quarter increases by 27 units

•	Adjusted EBITDAR as a percent of revenues increases to 33.6%, up from 32.3% in the second quarter of 2009 and 28.5% in the third quarter of 2008

•	322 expansion units in our 400 unit expansion program on line by September 30, 2009
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income from continuing operations and net income of $4.2 million and $3.4 million, respectively, in the third quarter of 2009 compared to net income from continuing operations and net income of $3.1 million and $3.0 million, respectively in the third quarter of 2008.
“We continue to be pleased with the results of the private pay transition plan we began in 2006. Not only did we increase private pay occupancy in the third quarter but October was an even stronger month for us. We increased the percentage of revenues from private pay residents from 78.9% in the third quarter of 2006 to 95.7% in the third quarter of 2009,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “The private pay transition, together with reduced administrative costs, resulted in record adjusted EBITDAR margins.”
During the third quarter of 2009, ALC elected not to exercise a purchase option on five residences it operates under a master lease agreement. As a result, at December 31, 2009 ALC will cease operations at four of the five residences and has classified these four residences (consisting of 118 units) as discontinued operations. ALC will continue to operate the remaining residence (consisting of 39 units) under an operating lease which expires in February 2014. As a result of not exercising the purchase option, ALC recorded a non-cash, non-recurring write-off of $0.9 million (net of tax benefits of $0.5 million) resulting from the remaining book value of assets to be retained by the lessor, partially offset by the elimination of the remaining capital lease obligation. Approximately $0.1 million and $0.8 million of the net non-cash, non-recurring write-off was recorded in continuing and discontinued operations, respectively. Excluding this charge both net income from continuing operations and net income for the quarter ended September 30, 2009 would have been $4.3 million.
For the nine months ended September 30, 2009, ALC reported a net loss from continuing operations and net loss of $3.5 million and $4.5 million respectively, compared to net income from continuing operations and net income of $11.5 million and $11.3 million, respectively in the nine months ended September 30, 2008. The nine month loss was due to a write-off of goodwill in the first quarter of 2009.
Excluding an impairment charge related to the non-cash, non-recurring write-off of goodwill of $14.7 million (net of income tax benefits) recorded in the first quarter of 2009 and the non-cash, non-recurring write off of the remaining book value of the assets remaining with the lessor in the third quarter of 2009, net income from continuing operations and net income for the nine months ended September 30, 2009 would have been $11.3 million and $11.1 million, respectively.
Diluted earnings per common share for the third quarter and the nine months ended September 30, 2009 and 2008 were:

	Quarter ended				Nine months ended
	September 30,				September 30,
	2009		2008		2009		2008
Diluted earnings (loss) per common share from continuing operations	$0.36		$0.25		$(0.30)		$0.91
Diluted earnings (loss) per common share	$0.29		$0.24		$(0.38)		$0.89
Pro forma diluted earnings per common share from continuing operations excluding one-time charges	$0.36	(1)	$0.26	(3)	$0.96	(1)(2)	$0.91	(3)

(1)	Excludes non-cash non-recurring write-off of assets remaining with the lessor, net of income tax benefits.

(2)	Excludes non-cash non-recurring write-off of goodwill net of income tax benefits.

(3)	Excludes non-cash write off of assets damaged as a result of hurricanes, net of income tax benefits.

See attached tables for non-GAAP reconciliations and calculations of weighted average basic and diluted shares.

Effective June 16, 2009 ALC implemented a one-for-five reverse stock split of its Class A and Class B common stock. All share and per share data in this press release have been adjusted to reflect this reverse stock split.
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues (Adjusted EBITDAR and Adjusted EBITDA margins), and non-GAAP financial measure reconciliation information.
As of September 30, 2009, ALC operated 216 assisted living residences comprising 9,399 units. This includes four assisted living residences consisting of 118 units classified as discontinued.
The following discussions exclude the impact of discontinued operations unless otherwise specified.
Quarters ended September 30, 2009, September 30, 2008, June 30, 2009
Revenues of $57.2 million in the third quarter ended September 30, 2009 decreased $0.5 million or 0.9% from $57.7 million in the third quarter of 2008 and increased $0.6 million or 1.0% from the second quarter of 2009.
Adjusted EBITDA for the third quarter of 2009 was $14.2 million, or 24.7% of revenues and
•	increased $2.7 million or 23.2% from $11.5 million and 19.9% of revenues in the third quarter of 2008; and

•	increased $0.9 million or 6.6% from $13.3 million and 23.4% of revenues in the second quarter of 2009.
Adjusted EBITDAR for the third quarter of 2009 was $19.2 million, or 33.6% of revenues and
•	increased $2.7 million or 16.6% from $16.5 million and 28.5% of revenues in the third quarter of 2008; and

•	increased $0.9 million or 5.1% from $18.3 million and 32.3% of revenues in the second quarter of 2009.
Third quarter 2009 compared to third quarter 2008
Revenues in the third quarter of 2009 decreased from the third quarter of 2008 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($2.0 million) and a reduction in the number of units occupied by private pay residents ($0.7 million), partially offset by higher average daily revenue as a result of rate increases ($2.2 million).
Both Adjusted EBITDA and Adjusted EBITDAR increased in the third quarter of 2009 primarily due to a decrease in residence operations expenses excluding the impact of damage caused by hurricanes in 2008 ($2.8 million) and a decrease in general and administrative expenses excluding non-cash equity based compensation ($0.4 million), partially offset by a decrease in revenues discussed above ($0.5 million). Residence operations expenses decreased primarily from lower labor and kitchen expenses as well as the absence of non-recurring expenses associated with hurricanes. Staffing needs in the third quarter of 2009 as compared to the third quarter of 2008, were lower because of a lower number of Medicaid residents who tend to have higher care needs than private pay residents. General economic conditions which enabled us to hire new employees at lower wage rates and new group purchasing plans which lowered purchasing costs resulted in lower labor and kitchen expenses. General and administrative expense decreased primarily from a change in timing of ALC’s all-company annual conference, which occurred in the third quarter of 2008 and is expected to occur again in the second quarter of 2010.

Third quarter 2009 compared to the second quarter 2009
Revenues in the third quarter of 2009 increased from the second quarter of 2009 primarily due to one additional day in the third quarter of 2009 quarter ($0.6 million), an increase in the number of units occupied by private pay residents ($0.3 million), and higher average daily revenue as a result of rate increases ($0.1 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($0.4 million).
Increased Adjusted EBITDA and EBITDAR in the third quarter of 2009 as compared to the second quarter of 2009 resulted primarily from an increase in revenues discussed above ($0.6 million), a decrease in general and administrative expenses excluding non-cash equity based compensation ($0.2 million) and a decrease in residence operations expenses ($0.1 million). Residence operations expenses decreased primarily from lower labor expenses associated with lower numbers of Medicaid residents, partially offset by seasonal increases in utility costs. General and Administrative expenses decreased primarily due to a legal settlement favorable to previously estimated amounts.
Nine months ended September 30, 2009 and September 30, 2008
Revenues of $171.0 million in the nine months ended September 30, 2009 decreased $3.5 million or 2.0% from $174.5 million in the three quarters ended September 30, 2008.
Adjusted EBITDA for the nine months ended September 30, 2009 was $39.0 million, and 22.8% of revenues and increased $1.5 million or 4.1% from $37.4 million and 21.5% of revenues in the nine months ended September 30, 2008.
Adjusted EBITDAR for the nine months ended September 30, 2009 was $53.9 million, and 31.5% of revenues and increased $1.6 million or 3.1% from $52.3 million and 30.0% of revenues in the nine months ended September 30, 2008.
Nine months ended September 30, 2009 compared to the nine months ended September 30, 2008
Revenues in the nine months ended September 30, 2009 decreased from the nine months ended September 30, 2008 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($6.0 million), a reduction in the number of units occupied by private pay residents ($3.4 million) and, as a result of 2008 being a leap year, one less day in the nine months ended September 30, 2009 ($0.6 million), partially offset by higher average daily revenue as a result of rate increases ($6.5 million).
Both Adjusted EBITDA and Adjusted EBITDAR increased in the nine months ended September 30, 2009 primarily due to a decrease in residence operations expenses ($5.2 million) partially offset by decreased revenues discussed above ($3.5 million), an increase in general and administrative expenses excluding non-cash equity based compensation ($0.1 million) and for EBITDA only an increase in facility rent expense ($0.1 million). Residence operations expenses decreased primarily from lower labor and kitchen expenses as well as absence of non-recurring expenses associated with hurricanes. Staffing needs in the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008, were lower because of a lower number of Medicaid residents who tend to have higher care needs than private pay residents. General economic conditions which enabled us to hire new employees at lower wage rates and new group purchasing plans which lowered purchasing costs resulted in lower labor and kitchen expenses.
Expansion Program Update
By the end of the third quarter of 2009 we had completed, licensed, and begun accepting new residents in 322 units under our program to add 400 units to existing owned buildings. Construction continues on the remaining expansion units. We are currently targeting completion of 78 units by the third quarter of 2010. To date, actual costs remain consistent with our original estimates of $125,000 per unit.

Liquidity
At September 30, 2009 ALC maintained a strong liquidity position with cash of approximately $5.9 million and undrawn lines of $65 million.
Discontinued Operations
On January 1, 2005, ALC entered into a master lease agreement for five residences located in Oregon totaling 157 units. The master lease included what was determined at January 1, 2005 for accounting purposes to be a “bargain purchase option” and was accounted for as a capital lease. The master lease gave ALC the right to purchase all five buildings for total consideration of $10.3 million consisting of the assumption of $4.7 million of Oregon Housing and Community Services Bonds and $5.6 million in cash. The master lease provides that, in the event the option is not exercised, ALC will continue to lease one of the residences under a prior operating lease. Based upon the current operating performance, the assumption of bonds with an average rate of 8.03%, and various operating restrictions under the bond indentures, ALC determined it was not economically or operationally prudent to exercise the option to purchase these properties at the predefined price.
As a result, ALC expects to terminate operations at four residences consisting of 118 units on December 31, 2009 and to continue operating one residence consisting of 39 units under an operating lease expiring in February 2014 (with a right to extend an additional five years). At September 30, 2009, the decision to not exercise this option resulted in the reduction of $10.5 million of ALC’s obligations under the capital lease and a $11.8 million reduction in assets on ALC’s balance sheet.
Investor Call
ALC has scheduled a conference call for this morning, November 9, 2009 at 10:00 a.m. (Eastern Time) to discuss financial results for the third quarter. The toll-free number for the live call is 800-230-1059 or international 612-234-9959. A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on December 10, 2009, by dialing toll free 800-475-6701, or international 320-365-3844; and using access code 119163.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,375 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,650 people.

Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including managements expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except earnings per share)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(Reclassified)(1)		(Reclassified)(1)
Revenues	$57,236	$57,740	$170,986	$174,475
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	35,059	38,019	107,493	112,871
General and administrative	3,146	3,458	9,921	9,538
Residence lease expense	5,053	4,990	14,976	14,901
Depreciation and amortization	5,440	4,595	15,589	13,655
Loss due to property impairment	148	—	148	—
Goodwill impairment	—	—	16,315	—

Total operating expenses	48,846	51,062	164,442	150,965

Income from operations	8,390	6,678	6,544	23,510
Other expense:
Interest income	7	14	26	473
Interest expense	(1,914)	(1,741)	(5,451)	(5,412)

Income from continuing operations before income taxes	6,483	4,951	1,119	18,571

Income tax expense	(2,295)	(1,880)	(4,621)	(7,054)

Net income (loss) from continuing operations	4,188	3,071	(3,502)	11,517
Loss from discontinued operations, net of tax	(802)	(105)	(980)	(224)

Net income (loss)	$3,386	$2,966	$(4,482)	$11,293

Weighted average common shares:
Basic	11,655	12,271	11,806	12,593
Diluted	11,786	12,401	11,806	12,723
Per share data:
Basic earnings per common share
Earnings (loss) from continuing operations	$0.36	$0.25	$(0.30)	$0.91
Loss from discontinued operations	(0.07)	(0.01)	(0.08)	(0.02)

Net income (loss)	$0.29	$0.24	$(0.38)	$0.89

Diluted earnings per common share
Earnings (loss) from continuing operations	$0.36	$0.25	$(0.30)	$0.91
Loss from discontinued operations	(0.07)	(0.01)	(0.08)	(0.02)

Net income (loss)	$0.29	$0.24	$(0.38)	$0.89

Adjusted EBITDA (2)	$14,164	$11,493	$38,970	$37,429

Adjusted EBITDAR (2)	$19,217	$16,483	$53,946	$52,330

(1)	Reflects the reclassification of the operations of 118 units previously reported as continuing operations to discontinued operations.

(2)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2009	2008
	(unaudited)	(Reclassified)(1)
ASSETS
Current Assets:
Cash and cash equivalents	$5,895	$19,905
Investments	3,265	3,139
Accounts receivable, less allowances of $623 and $689, respectively	2,378	2,679
Prepaid expenses, supplies and other receivables	3,926	3,357
Deposits in escrow	2,172	2,313
Income tax receivable	—	3,147
Deferred income taxes	4,179	4,614
Current assets of discontinued operations	259	153

Total current assets	22,074	39,307
Property and equipment, net	415,874	413,149
Goodwill	—	16,315
Intangible assets, net	12,220	13,443
Restricted cash	3,263	3,783
Other assets	2,086	2,027
Non-current assets of discontinued operations	404	10,597

Total Assets	$455,921	$498,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,181	$13,529
Accrued liabilities	19,167	17,947
Deferred revenue	7,506	6,687
Income taxes payable	145	—
Current maturities of long-term debt	1,794	10,866
Current portion of self-insured liabilities	500	300
Current liabilities of discontinued operations	134	8,574

Total current liabilities	36,427	57,903
Accrual for self-insured liabilities	1,281	1,176
Long-term debt	125,382	136,890
Deferred income taxes	11,348	11,811
Other long-term liabilities	11,832	11,088
Non-current liabilities of discontinued operations	—	14
Commitments and contingencies

Total Liabilities	186,270	218,882

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Class A Common Stock, $0.01 par value, 80,000,000 authorized at September 30, 2009 and December 31, 2008; 12,395,716 and 12,361,711 shares issued and 10,100,818 and 10,443,313 shares outstanding, respectively	124	124
Class B Common Stock, $0.01 par value, 15,000,000 authorized at September 30, 2009 and December 31, 2008; 1,530,336 and 1,562,101 issued and outstanding, respectively	16	16
Additional paid-in capital	314,516	314,202
Accumulated other comprehensive loss	(2,146)	(1,989)
Retained earnings	29,159	33,641
Treasury stock at cost, 2,294,898 and 1,918,398 shares, respectively	(72,018)	(66,255)

Total Stockholders’ Equity	269,651	279,739

Total Liabilities and Stockholders’ Equity	$455,921	$498,621

(1)	Reflects the reclassification of the balance sheet of 118 units previously reported as continuing operations to discontinued operations.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2009	2008
OPERATING ACTIVITIES:
Net (loss) income	$(4,482)	$11,293
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	15,889	13,935
Goodwill impairment	16,315	—
Loss due to property and equipment impairment	1,379	—
Amortization of purchase accounting adjustments for leases and debt	(296)	(549)
Provision for bad debts	(66)	27
Provision for self-insured liabilities	717	673
Loss on sale or disposal of fixed assets	54	160
Equity-based compensation expense	320	104
Deferred income taxes	(28)	3,328
Changes in assets and liabilities:
Accounts receivable	367	(145)
Supplies, prepaid expenses and other current assets	(569)	835
Current assets — discontinued operations	(106)	—
Deposits in escrow	141	(208)
Accounts payable	(738)	(413)
Accrued liabilities	1,220	854
Current liabilities — discontinued operations	87	—
Deferred revenue	819	1,850
Payments of self-insured liabilities	(547)	(185)
Income taxes payable / receivable	3,312	96
Changes in other non-current assets	461	7,906
Non-current assets — discontinued operations	534	—
Other long-term liabilities	1,049	799
Long-term liabilities — discontinued operations	(14)	—

Cash provided by operating activities	35,818	40,360

INVESTING ACTIVITIES:
Payment for executive retirement plan securities	(156)	(64)
Payment for acquisitions	—	(14,532)
Cash designated for acquisition	—	14,864
Payments for new construction projects	(12,888)	(12,102)
Payments for purchases of property and equipment	(12,346)	(12,283)

Cash used in investing activities	(25,390)	(24,117)

FINANCING ACTIVITIES:
Purchase of treasury stock	(5,763)	(21,276)
Proceeds on borrowings on revolving credit facility	—	7,000
Repayment of revolving credit facility	(24,000)	—
Proceeds from issuance of new mortgage debt	14,000	9,026
Repayment of mortgage debt	(8,675)	(18,712)

Cash used by financing activities	(24,438)	(23,962)

Decrease in cash and cash equivalents	(14,010)	(7,719)
Cash and cash equivalents, beginning of year	19,905	14,066

Cash and cash equivalents, end of period	$5,895	$6,347

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$5,771	$6,016
Income tax payments, net of refunds	715	3,511

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All continuing residences

	Three months ended
	September 30, 2009	June 30, 2009	September 30, 2008
Average Occupied Units by Payer Source
Private	5,381	5,354	5,454
Medicaid	371	445	661

Total	5,752	5,799	6,115

Occupancy Mix by Payer Source
Private	93.5%	92.3%	89.2%
Medicaid	6.5%	7.7%	10.8%

Percent of Revenue by Payer Source
Private	95.7%	95.0%	92.2%
Medicaid	4.3%	5.0%	7.8%

Average Revenue per Occupied Unit Day	$108.15	$107.42	$102.64

Occupancy Percentage	63.2%	64.2%	68.3%
Same residence basis*

	Three months ended
	September 30, 2009	June 30, 2009	September 30, 2008
Average Occupied Units by Payer Source
Private	5,323	5,317	5,430
Medicaid	371	395	645

Total	5,694	5,712	6,075

Occupancy Mix by Payer Source
Private	93.5%	93.1%	89.4%
Medicaid	6.5%	6.9%	10.6%

Percent of Revenue by Payer Source
Private	95.6%	95.9%	92.3%
Medicaid	4.4%	4.1%	7.7%

Average Revenue per Occupied Unit Day	$107.71	$107.15	$102.66

Occupancy Percentage	64.7%	64.9%	69.1%

*	Excludes quarterly impact of 322 completed expansion units, 159 units temporarily closed for renovation and 118 units classified as discontinued operations.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All continuing residences

	Nine months ended
	September 30, 2009	September 30, 2008
Average Occupied Units by Payer Source
Private	5,373	5,490
Medicaid	446	748

Total	5,819	6,238

Occupancy Mix by Payer Source
Private	92.3%	88.0%
Medicaid	7.7%	12.0%

Percent of Revenue by Payer Source
Private	94.8%	91.5%
Medicaid	5.2%	8.5%

Average Revenue per Occupied Unit Day	$107.64	$102.08

Occupancy Percentage	64.4%	69.6%
Same residence basis*

	Nine months ended
	September 30, 2009	September 30, 2008
Average Occupied Units by Payer Source
Private	5,333	5,456
Medicaid	443	723

Total	5,776	6,179

Occupancy Mix by Payer Source
Private	92.3%	88.3%
Medicaid	7.7%	11.7%

Percent of Revenue by Payer Source
Private	94.8%	91.7%
Medicaid	5.2%	8.3%

Average Revenue per Occupied Unit Day	$107.41	$102.13

Occupancy Percentage	65.6%	70.2%

*	Excludes year to date impact of 322 completed expansion units, 159 units temporarily closed for renovation and 118 units classified as discontinued operations.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.

We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income (loss) to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Three Months Ended		Nine Months Ended
	September 30,		June 30,		September 30,
	2009	2008	2009	2008	2009	2008
	(In thousands, unaudited)
Net income (loss)	$3,386	$2,966	$3,907	$4,276	$(4,482)	$11,293
Loss from discontinued operations, net of tax	802	105	34	76	980	224
Provision for income taxes	2,295	1,880	2,182	2,665	4,621	7,054

Income (loss) from continuing operations before income taxes	6,483	4,951	6,123	7,017	1,119	18,571
Add:
Depreciation and amortization	5,440	4,595	5,218	4,254	15,589	13,655
Interest expense, net	1,907	1,727	1,827	1,447	5,425	4,939
Non-cash equity based compensation	132	60	123	41	320	104
Loss due to property impairment	148	—	—	—	148	—
Loss on sale or disposal of fixed assets	54	160	—	—	54	160
Goodwill impairment	—	—	—	—	16,315	—

Adjusted EBITDA	14,164	11,493	13,291	12,759	38,970	37,429
Add: Lease expense	5,053	4,990	4,993	5,011	14,976	14,901

Adjusted EBITDAR	$19,217	$16,483	$18,284	$17,770	$53,946	$52,330

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Three Months Ended		Nine Months Ended
	September 30,		June 30,		September 30,
	(Dollars amounts in thousands, unaudited)
	2009	2008	2009	2008	2009	2008
Revenues	$57,236	$57,740	$56,683	$57,202	$170,986	$174,475

Adjusted EBITDA	$14,164	$11,493	$13,291	$12,759	$38,970	$37,429

Adjusted EBITDAR	$19,217	$16,483	$18,284	$17,770	$53,946	$52,330

Adjusted EBITDA as percent of total revenues	24.7%	19.9%	23.4%	22.3%	22.8%	21.5%

Adjusted EBITDAR as percent of total revenues	33.6%	28.5%	32.3%	31.1%	31.5%	30.0%

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(In thousands, except per share data)
	(unaudited)
	2009	2008	2009	2008
Net income	$3,386	$2,966	$(4,482)	$11,293
Loss from discontinued operations, net of tax	(802)	(105)	(980)	(224)

Income (loss) from continuing operations	4,188	3,071	(3,502)	11,517
Add one time charges:
Goodwill Impairment	—	—	16,315	—
Loss due to hurricane damage	—	160	—	160
Loss due to property impairment	148	—	148	—
Less: Income tax benefits from one time charges	52	61	1,675	61

Pro forma income from continuing operation before one time charges	4,284	3,170	11,286	11,616
Loss from discontinued operations net of tax	(802)	(105)	(980)	(224)
Loss due to property impairment included in discontinued operations	1,231	—	1,231	—
Income tax benefits from property impairment included in discontinued operations	(439)	—	(439)	—

Pro forma net income before one time charges	$4,274	$3,065	$11,098	$11,392

Weighted average common shares:
Basic	11,665	12,271	11,806	12,593
Diluted	11,786	12,401	11,806	12,723

Pro forma basic earnings per common share from continuing operations excluding one-time charges	$0.37	$0.26	$0.96	$0.92

Pro forma diluted earnings per common share from continuing operations excluding one-time charges	$0.36	$0.26	$0.96	$0.91